UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 12, 2014

deltathree, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-28063	13-4006766
(Commission File Number)	(IRS Employer Identification No.)

1 Bridge Plaza, Fort Lee, New Jersey	07024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 500-4850

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 12, 2014, each of deltathree, Inc. (the "Company"), Delta Three Israel, Ltd. ("Delta Three Israel") and DME Solutions, Inc. ("DME", and together with the Company and Delta Three Israel, the "deltathree Entities") and ACN, Inc. ("ACN, Inc."), ACN Europe B.V. ("ACN Europe"), ACN Digital Phone Service, LLC ("DPS", and together with ACN, Inc. and ACN Europe, the "ACN Entities") entered into the Amended and Restated Agreement Concerning Outstanding/Future Commissions and Security Agreement (the "ACN Forbearance Agreement"). The ACN Forbearance Agreement amends that certain letter amendment, dated as of April 3, 2012, to each of the Sales Agency Agreement dated as of September 27, 2010, and amended as of January 26, 2011 (the "Sales Agency Agreement"), between the deltathree Entities and ACN, and the Introducer Agreement, dated as of April 13, 2011, between the deltathree Entities and ACN Europe B.V. (the "Introducer Agreement") in regards to outstanding commissions due to be paid by the Company to ACN and ACN Europe under those agreements. The ACN Forbearance Agreement also amends that certain License Assignment entered into on February 7, 2013 between the Company and DPS and the outstanding license assignment payment due to be paid by the Company to DPS.

The terms of the ACN Forbearance Amendment provide as follows:

1.	Commencing with the date of the ACN Forbearance Agreement, a late fee in the amount of one percent (1%) per month will accrue on any unpaid commissions and the license assignment payment, and commencing on July 15, 2014, and continuing on the 15th day of each month thereafter the deltathree Entities will pay to ACN and ACN Europe the interest that accrued during the previous month;

2.	In addition, commencing on July 15, 2014, and continuing on the 15th day of each month thereafter, the deltathree Entities will (i) pay down any outstanding obligations, provided that the amount of each monthly payment will be equal to at least $114,000, and (ii) pay all then-current commissions under the Sales Agency Agreement and Introducer Agreement and any cure periods provided for under the respective agreements for non-payment will no longer apply;

3.	So long as the deltathree Entities fulfill the terms of the ACN Forbearance Agreement, the ACN Entities will forbear from exercising any rights they may have for any breach by the deltathree Entities under the Sales Agency Agreement and the Introducer Agreement and permit the Company to pay the license assignment payment over time in accordance with the terms and conditions of the ACN Forbearance Agreement until July 31, 2014 (the "Initial Forbearance Period"). Upon the expiration of the Initial Forbearance Period, the ACN Entities' obligation to forbear will automatically renew on a monthly basis unless terminated by either party under the terms of the ACN Forbearance Agreement until July 15, 2015, following which the ACN Entities' obligation to forbear will not automatically renew;

4.	Upon the expiration of the Initial Forbearance Period or any subsequent renewals, unless the ACN Entities' requirement to forbear is renewed, all unpaid obligations will become immediately due and payable;

5.	Each of Delta Three Israel and DME guaranteed the payment and performance of the Company's obligations under the license assignment and under the ACN Forbearance Agreement;

6.	To secure the payment and performance in full of all of their obligations under the agreement, the deltathree Entities granted to the ACN Entities a continuing security interest in, and pledged to the ACN Entities, all of their right, title and interest in, to and under the collateral set forth on Exhibit A of the ACN Forbearance Agreement; and

7.	in the event of any Event of Default (as defined in the ACN Forbearance agreement), all unpaid amounts due from the deltathree Entities will become immediately due and payable and the ACN Entities may in their sole discretion terminate the ACN Forbearance Agreement and exercise their rights and pursue all remedies available to them as a secured creditor and at law or in equity.

Each of Robert Stevanovski, Anthony Cassara and David Stevanovski, members of our Board of Directors, has an ownership interest in, and a director, officer and/or advisory position with, the ACN Entities.  As a result of their relationship with the ACN Entities, each of these individuals may be deemed to have a direct or indirect interest in the transactions contemplated by the ACN Forbearance Agreement. In accordance with the Company’s Audit Committee Charter, the ACN Forbearance Agreement and the transactions contemplated thereby were approved by the Audit Committee, which includes those directors who are not affiliated with any of the ACN Entities.

The foregoing description of the ACN Forbearance Agreement to be a complete summary and is qualified in its entirety by reference to the full text of the agreement filed as Exhibit 10.1 to this Report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1 Amended and Restated Agreement Concerning Outstanding/Future Commissions and Security Agreement , dated as of June 12, 2014, among deltathree, Inc., Delta Three Israel, Ltd., DME Solutions, Inc., ACN, Inc., ACN Europe B.V. and ACN Digital Phone Service, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTATHREE, INC.

By:	/s/ Effi Baruch
Name:	Effi Baruch
Title:	Chief Executive Officer and President

Dated: June 12, 2014